Consent of Independent Auditors




We consent to the references to our firm under the caption "Independent Auditors" and "Financial Information" in the Statement of Additional Information and to the use of our report dated January 27, 2003 with respect to the consolidated financial statements of IDS Life Insurance Company and to the use of our report dated March 21, 2003 with respect to the financial statements of IDS Life Variable Life Separate Account - American Express Variable Universal Life III(SM) comprised of the segregated asset subaccounts included therein in Post-Effective Amendment No. 11 to the Registration Statement (Form N-6, No. 333-69777) for the registration of American Express Variable Universal Life III(SM) offered by IDS Life Insurance Company.


                                                           /s/ Ernst & Young LLP


Minneapolis, Minnesota
April 25, 2003